Exhibit 21.1
Subsidiaries of Constellium SE as of December 31, 2025

Subsidiary	Jurisdiction
Alcan International Network México S.A. de C.V.	Mexico
AluInfra Services SA	Switzerland
Astrex Inc.	Canada
Constellium Automotive México, S. DE R.L. DE C.V.	Mexico
Constellium Automotive México Trading, S. DE R.L. DE C.V.	Mexico
Constellium Automotive Spain, S.L.	Spain
Constellium Automotive USA, LLC	Delaware
Constellium Automotive Žilina, s.r.o.	Slovak Republic
Constellium Bowling Green LLC	Delaware
Constellium China Co., Ltd.	China
Constellium Deutschland GmbH	Germany
Constellium Engley (Changchun) Automotive Structures Co Ltd.	China
Constellium Extrusions Decin s.r.o.	Czech Republic
Constellium Extrusions France	France
Constellium Extrusions Levice S.r.o.	Slovak Republic
Constellium Finance	France
Constellium France III	France
Constellium France Holdco	France
Constellium Germany Holdco GmbH & Co. KG	Germany
Constellium Germany Verwaltungs GmbH	Germany
Constellium Holdings Muscle Shoals LLC	Delaware
Constellium International	France
Constellium Issoire	France
Constellium Japan KK	Japan
Constellium Metal Procurement LLC Constellium Montreuil Juigné	Delaware France
Constellium Muscle Shoals LLC	Delaware
Constellium Muscle Shoals Funding II LLC	Delaware
Constellium Muscle Shoals Funding III LLC	Delaware
Constellium Neuf Brisach	France
Constellium Paris	France
Constellium Rolled Products Ravenswood, LLC	Delaware
Constellium Rolled Products Singen GmbH & Co. KG	Germany
Constellium Singen GmbH	Germany
Constellium Switzerland AG	Switzerland
Constellium Treuhand UG (haftunsgbeschränkt)	Germany
Constellium UK Limited	United Kingdom
Constellium US Holdings I, LLC	Delaware
Constellium US Intermediate Holdings LLC	Delaware
Constellium Valais SA	Switzerland
C-TEC Constellium Technology Center	France
Railtech-Alu-Singen	France